Exhibit 10.6

BLACKHAWK NETWORK – AGREEMENT FOR SERVICES (U.S.)

By the signatures of their duly authorized representatives below, Blackhawk Network, Inc. (“Blackhawk”) and Safeway Inc. on behalf of itself and its retail affiliates (collectively, “Client”), intending to be legally bound, agree to all of the provisions of this Blackhawk Network – Agreement for Services (“Agreement”), effective as of October 19, 2011 (“Effective Date”).

This Agreement is comprised of the Price Schedule set forth in Appendix A, the general terms and conditions in Schedule 1 (“General Terms”), and the terms and conditions in Schedules 2 and 3 hereto which cover the services (the “Services”). If there is a conflict between Schedule 1 and any other Schedule, Schedule 1 shall govern.

Term: This Agreement shall commence on the Effective Date and shall continue until October 31, 2014. This Agreement shall thereafter automatically renew for successive terms of one additional year unless either Client or Blackhawk sends a written notice of termination to the other at least ninety (90) days prior to any anniversary of the Effective Date or the termination date of the then-current term.

BLACKHAWK NETWORK, INC.		SAFEWAY INC.

By:	/s/ William Y. Tauscher	By:	/s/ Michael Minasi

Name:	William Y. Tauscher	Name:	Michael Minasi

Title:	Chairman & CEO	Title:	President, Marketing

Date:		Date:	3-28-12

Address:	5918 Stoneridge Mall Road	Address:

Pleasanton, CA 94588

02-02-12

SCHEDULE 1

GENERAL TERMS & CONDITIONS\

1. Definitions: For purposes of the Agreement, the following terms shall have the meaning ascribed below.

“Applicable Law” means federal, state or local laws, rules, regulations, or ordinances applicable to the performance of this Agreement.

“Claim” means an action, allegation, cause of action, cease and desist letter, charge, citation, claim, demand, directive, lawsuit or other litigation or proceeding, or notice.

“Client Store(s)” means any outlet (including on-line, telephone and store location) from which retail purchases can be made with Gift Cards, whether now existing or established in the future.

“Damages” means an assessment, fine, bona fide settlements, costs, damages (including without limitation consequential, indirect, special, incidental or punitive damages), expenses (including without limitation reasonable attorneys’ and accountants’ fees, expenses and costs), judgments, liabilities, losses, or penalties, incurred in connection with a Claim.

“Gift Card” means Client’s branded stored value or branded prepaid physical or virtual card which, when activated through services provided by Blackhawk, can be used to purchase goods or services from the Client or its affiliates.

2. Payment. Blackhawk will invoice Client not later than seven (7) days after the end of each fiscal accounting period; the parties acknowledge that each employs a “52-53” week fiscal year that ends on the Saturday nearest to December 31 and that there are 13 fiscal periods in each fiscal year. Client shall pay Blackhawk for the selected services within thirty (30) days of the date of Blackhawk’s invoice therefor. Client will be responsible to pay all sales and use taxes for the Gift Cards and/or applicable Services. In certain states and/or local jurisdictions, where Blackhawk does not do business and is not registered, Client will be solely responsible for any remittance of sales/use tax to such state and/or jurisdiction. No invoice or purchase order shall have the effect of modifying or amending this Agreement. Blackhawk reserves the right (without prejudice to its other rights or remedies) to suspend its performance under this Agreement if Client fails to make any payment when due.

3. Term and Termination. The term of this Agreement shall commence on the Effective Date and shall continue for such period of time as stated on the cover page of this Agreement, unless earlier terminated pursuant to this Agreement (“Term”). Either party may terminate any applicable Schedule to this Agreement and/or this Agreement by giving to the other party written notice of such termination upon (a) the other party’s breach of any material term (subject to the other party’s right to cure within thirty (30) days (or ten (10) days in the case of a payment breach) after receipt of such notice); (b) the other party’s insolvency, or the institution of any insolvency, assignment for the benefit of creditors, bankruptcy or similar proceedings by or against the other party; or (c) a change in Applicable Law that materially and adversely affects a party’s ability or right to perform its obligations hereunder.

4. Effect of Termination. These General Terms shall survive expiration or termination of the Agreement.

5. Representations and Warranties. Client represents and warrants throughout the Term that (a) Client has the right, power and authority to enter into this Agreement, to grant the rights granted herein, and to perform its obligations hereunder; (b) Client’s grant of rights or performance of its obligations hereunder does not violate any other material agreement to which Client is a party; and (c) Client shall comply with Applicable Law. Blackhawk represents and warrants throughout the Term that (a) it has the right, power and authority to enter into this Agreement, to grant the rights granted herein, and to perform its obligations hereunder; (b) Blackhawk’s performance of its obligations hereunder does not violate any

02-02-12

other material agreement to which Blackhawk is a party; and (c) it will comply with Applicable Law (provided that Blackhawk shall have no obligation whatsoever to determine whether Client’s Gift Card Terms and Conditions comply with Applicable Law).

6. Indemnification.

A. Client agrees to defend, indemnify and hold harmless Blackhawk, its affiliates and their respective officers, directors, agents, representatives, contractors and employees from and against any and all third party Claims and Damages arising out of or related to (i) Client’s breach (or, as to defense obligations only, alleged breach) of this Agreement; (ii) Client’s, or its officer’s, director’s, employee’s, or contractor’s (other than Blackhawk) violation of any Applicable Law; (iii) Client’s gross negligence, willful misconduct or fraudulent actions; (iv) Client’s infringement of the rights (including, without limitation, the intellectual property rights, proprietary rights, rights to privacy and rights to publicity) of any person or entity; and (v) any claims by holders of Gift Cards or claims regarding the Gift Card terms and conditions. For purposes of this Agreement, the term “third party” shall mean a person or entity that does not control, is not controlled by, nor is under common control with the applicable party, and shall not include directors, officers, partners, agents, or employees of such party with respect to transactions arising in their capacity as such.

B. Blackhawk agrees to defend, indemnify and hold harmless Client, and its officers, directors, agents, representatives, contractors and employees from and against any and all third party Claims and Damages arising out of or related to (i) Blackhawk’s breach (or, as to defense obligations only, alleged breach) of this Agreement; (ii) Blackhawk’s, or its officer’s, director’s, employee’s, or contractor’s, violation of any Applicable Law; (iii) Blackhawk’s gross negligence, willful misconduct or fraudulent actions; and (iv) Blackhawk’s, or its officer’s, director’s, employee’s, contractor’s, or agent’s infringement of the rights (including, without limitation, the intellectual property rights, proprietary rights, rights to privacy and rights to publicity) of any person or entity.

C. The party seeking indemnification, as the indemnitee, shall provide the other party, as the indemnitor, prompt written notice of any Claim for which indemnity is sought. If the indemnitor is notified in writing by the indemnitee of such a Claim for which indemnity is available under this Agreement, the indemnitor shall promptly hire experienced and competent counsel, and will have control of the defense and negotiations for the compromise or settlement of such a Claim, and shall pay any Damages in respect of such Claim and reimburse the indemnitee for its reasonable expenses incurred in cooperation with and providing assistance to the indemnitor; provided, however, that the indemnitor may not settle any such Claim without the indemnitee’s consent (which shall not be unreasonably withheld or delayed) if the proposed settlement would be in the indemnitee’s name or impose pecuniary or other liability or an admission of fault or guilt on the indemnitee or would require the indemnitee to be bound by an injunction of any kind. Notwithstanding the foregoing, to the extent that such a Claim is based on an assertion that the indemnitor’s trademarks, Gift Cards, or other intellectual property infringe on any registered patent, copyright or trademark of any non-party, or the rights to privacy or rights to publicity of any non-party, the indemnitor shall have the right, at its sole option and expense to procure for the indemnitee the right to continue using such property or materials, to replace or modify them with non-infringing materials or property, or to withdraw them from use altogether.

7. Confidential Information.

A. For purposes hereof, “Confidential Information” shall mean all information or material which is either (A) marked “Confidential,” “Restricted,” or “Proprietary Information” or other similar marking by the party disclosing or providing access to such information (the “Discloser”), (B) known by the Parties to be considered confidential and proprietary, or (C) from all the relevant circumstances should reasonably be assumed to be confidential and proprietary. Notwithstanding the foregoing, Confidential Information shall not include information which: (i) is or becomes generally known to the public by any means other than a breach of the obligations of the receiving party hereunder (the

02-02-12

“Recipient”); (ii) was previously known to the Recipient or rightly received by the Recipient from a third party not subject to an obligation of confidentiality (provided that no damages shall accrue hereunder with respect to Confidential Information received from a third party unless it can be shown that the Recipient knew or should have known that such information was provided by such third party unlawfully); or (iii) is independently developed by the Recipient without reference to information provided by or derived from the Discloser.

B. Each Party agrees to hold the Discloser’s Confidential Information in strict confidence, both during the Term of this Agreement and thereafter. The Parties agree not to make each other’s Confidential Information available in any form to any third party or to use each other’s Confidential Information for any purpose other than the implementation of, and as specified in, this Agreement. Each party agrees to take reasonable steps to ensure that the Discloser’s Confidential Information is not disclosed or distributed by its employees, agents, representatives or contractors in violation of the provisions of this Agreement.

C. In the event any Confidential Information is required to be disclosed by the Recipient under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction, or by a demand or information request from an executive or administrative agency or other governmental authority, the Recipient shall, unless prohibited by the terms of a subpoena, order, or demand, promptly notify the disclosing party of the existence, terms and circumstances surrounding such demand or request, shall consult with the disclosing party on the advisability of taking legally available steps to resist or narrow such demand or request, and, if disclosure of such Confidential Information is ultimately required, shall request the highest level of confidentiality available for such information under the terms of the production order and any protective order that may apply. Disclosure pursuant to this paragraph shall not, by itself, vitiate the status of information as Confidential Information.

D. Client’s Confidential Information shall remain the sole and exclusive property of Client. Blackhawk’s Confidential Information shall remain the sole and exclusive property of Blackhawk.

8. Limitations of Liability. THE FOLLOWING LIMITATIONS SHALL NOT APPLY TO ANY CLAIM THAT (A) IS SUBJECT TO INDEMNIFICATION, (B) ARISES OUT OF A BREACH OF CONFIDENTIALITY, OR (C) ARISES OUT OF GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD: IN NO EVENT SHALL EITHER PARTY OR THEIR RESPECTIVE AFFILIATES, BE LIABLE TO ANY PARTY TO THIS AGREEMENT OR ANY OF THE AFFILIATES OF ANY OF THEM WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE, FOR (1) ANY INDIRECT (INCLUDING LOST PROFITS), INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (EVEN IF SUCH DAMAGES ARE FORESEEABLE, AND WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) ARISING FROM OR RELATING TO THIS AGREEMENT, PROVIDED, HOWEVER, THAT THIS SHALL NOT BE DEEMED TO BE A DISCLAIMER OF LIABILITY FOR DIRECT CONTRACTUAL DAMAGES, FOR BODILY INJURY, FOR DAMAGE TO TANGIBLE PROPERTY, OR FOR EXPENSES REASONABLY INCURRED IN MITIGATING SUCH DAMAGES; OR (2) ANY DIRECT DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT (INCLUDING ALL SCHEDULES), TO THE EXTENT THAT THE AGGREGATE AMOUNT OF SUCH DAMAGES EXCEEDS THE GREATER OF $100,000 OR THE FEES PAID BY CLIENT TO BLACKHAWK FOR THE SERVICES PERFORMED BY BLACKHAWK UNDER THIS AGREEMENT.

9. Disclaimers. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, RELATING TO OR ARISING OUT OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF NON-INFRINGEMENT, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

02-02-12

10. Risk of Loss. Any losses arising from inaccurate Gift Card data or activation data transmission from Blackhawk to the extent resulting from any third party fraudulently accessing Blackhawk’s computer network, database or system shall be the sole responsibility of Blackhawk, except to the extent related to Client’s fraud, misconduct or negligence.

11. Assignment/Subcontractors. Neither party may transfer or assign (by merger or operation of law or otherwise) this Agreement or its obligations under this Agreement, in whole or in part, without the prior written consent of the other party. Any purported assignment in violation of this Section shall be null and void. Blackhawk may act under this Agreement through an affiliate or a subcontractor. Blackhawk shall be responsible for the acts of its affiliates (other than Client) or subcontractors that cause a breach of this Agreement.

12. Force Majeure. Neither party shall be liable to the other party for any delay or failure in performance under this Agreement (other than the payment of money) arising out of a cause beyond its control and without its fault or negligence which cannot be overcome through the exercise of reasonable diligence. Such causes may include, but are not limited to, fires, floods, failures or delays in the internet, earthquakes, strikes, unavailability of necessary utilities, blackouts, acts of God, acts of regulatory agencies, or national disasters.

13. No Third Party Beneficiaries/ Independent Contractor. No third party is a beneficiary to this Agreement. Neither party shall have the authority, without the other party’s prior written approval, to bind or commit the other party in any way.

14. Severability; Waiver. If any provision of this Agreement (or any portion thereof) is determined to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby and shall be binding upon the Parties and shall be enforceable, as though said invalid or unenforceable provision (or portion thereof) were not contained in this Agreement. The failure by either party to insist upon, or to enforce, strict performance of any of the provisions contained in this Agreement shall in no way constitute a waiver of its rights as set forth in this Agreement, at law or in equity, or a waiver of any other provisions or subsequent default by the other party in the performance of or compliance with any of the terms and conditions set forth in this Agreement and no waiver of any right accruing hereunder shall be effective unless set forth in a writing signed by the Party bound by such waiver.

15. Notices. All notices hereunder shall be in writing, and shall be given personally, by facsimile, certified mail or by overnight courier to the address set forth below each party’s signature block on the cover page of this Agreement. Any party may from time to time change its address for receiving notices or other communications by providing notice to the other in the manner provided in this Section.

16. Governing Law. Any claim, controversy, or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the conflict of law principles thereof. Any controversy or claim arising out of or in any way connected with this Agreement or the alleged breach thereof shall be resolved by one arbitrator, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect in San Francisco, California and shall be held in the San Francisco Bay Area. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Costs of AAA will be shared equally by both parties.

02-02-12

SCHEDULE 2 – PRINT PRODUCTION

Blackhawk will produce the Gift Cards and carriers, in quantities and denominations mutually approved by the parties, in consideration of the Print Production fees set forth in Appendix A of this Agreement.

1.	For purposes of this Schedule, the following definitions apply:

“Client Marks” means the trademarks, service marks, trade names and logos used on the Gift Card or carriers, together with all of the variations thereof used in connection with the Gift Cards, and all such as may hereafter be adopted or developed for use in connection with the Gift Cards, all as the foregoing are supplied to Blackhawk by or on behalf of Client.

“Gift Card Terms and Conditions” means the terms and conditions applicable to the Gift Cards as set forth on Gift Card carrier and/or the back of the Gift Cards (or located as otherwise allowed or required by Applicable Law).

2.	Blackhawk agrees to produce and sell to the Client, and the Client agrees to purchase from Blackhawk, the Gift Cards and carriers, in quantities and denominations mutually approved by the parties, in consideration of the fees, and on and subject to the terms and conditions of this Agreement. Client also agrees to purchase from Blackhawk, in accordance with the terms and conditions of this Agreement, any other form of branded stored value or branded prepaid cards issued by or on behalf of the Client that are intended to be sold through Blackhawk’s Gift Card Program, or by or through any other person or entity.

3.	Client will provide Blackhawk with the Client Marks, together with all rights and licenses required to allow Blackhawk to produce the Gift Cards and carriers, all at Client’s sole cost and expense. Client shall also provide Blackhawk with the Gift Card Terms and Conditions at Client’s sole cost and expense. Client shall not enter into any agreement with any third party, other than through Blackhawk, for the print production of Gift Cards or carriers.

4.	Once Client has executed a purchase order specifying the amount of Gift Cards to be produced, Blackhawk will cause the Gift Cards and carriers to be printed in accordance with the written design specifications and proofs mutually approved by the parties.

5.	In general, Gift Cards shall be produced as follows: (i) the front of the Gift Card shall be printed with the Client Marks, and (ii) the back of the Gift Card shall be printed with the Gift Card Terms and Conditions provided by the Client. If a PIN and corresponding bar code is required, Blackhawk will incorporate that number or bar code on the Gift Cards. Blackhawk will produce cards using the criteria noted on Appendix A.

6.	BHN will include the following personalization features on all Cards, unless otherwise agreed to by both parties:

•	Ink Jet a nineteen-digit account number on the front of the Card

•	Encoded to ISO standards

•	CVV (card verification value) security

7.	After Client (or a designated third party) has submitted a Card order form and final, accurate and complete artwork and printing instructions for Cards and/or Card Carriers to BHN, BHN will complete pre-production (approved proofing) within 14 business days or in compliance with an established schedule mutually agreed upon by both parties.

02-02-12

8.	If Blackhawk fails to produce Gift Cards and carriers in accordance with the written design specifications and approved proofs, Client’s sole and exclusive remedy shall be, at the discretion of Client, either re-performance of the non-conforming services or a refund for amounts actually received by Blackhawk from Client for the non-conforming services.

9.	Blackhawk shall use the Client Marks solely for the purpose of producing the Gift Cards and carriers as contemplated herein. Blackhawk will incorporate Client Marks on Gift Cards and carriers as directed by Client in the written design specifications; provided however, that Blackhawk may decline to incorporate Client Marks if Blackhawk determines that: (i) incorporation on Gift Cards or carriers would be technically infeasible; or (ii) the Client Marks could violate proprietary rights of any third party (including, but not limited to, copyright, trademark, right of privacy or publicity) or could be viewed as offensive or inappropriate. Notwithstanding the foregoing, Blackhawk assumes no obligation or responsibility to make any evaluation or judgment as to the appropriateness of the Client Marks. In addition to the foregoing, Blackhawk shall be permitted to use Client Marks or replications of Client Marks for the limited and express purpose of marketing material and/or customer lists used in the solicitation of other business clients without obtaining Client’s further consent.

10.	In using the Client Marks, copyright or other intellectual property right hereunder, Blackhawk acknowledges and agrees that (i) the Client Marks or other intellectual property rights shall remain the sole property of the Client; and (ii) nothing in this Agreement shall confer in Blackhawk any title to, right of ownership, or, except to the extent expressly provided for herein, interest in Client’s Marks, copyrights or other intellectual property.

11.	In addition to the representations and warranties set forth in the General Terms, Client represents and warrants throughout the Term of the Agreement that (i) Client is the sole owner, or a licensee with right of sublicense, of the Client Marks on the Gift Cards and carriers and that the Client Marks do not infringe upon the intellectual property or privacy rights of any person or entity, (ii) the Gift Card Terms and Conditions comply with Applicable Law; and (iii) Client shall comply with the Gift Card Terms and Conditions.

12.	Upon the expiration or termination of this Schedule or the Agreement, Blackhawk will invoice Client an amount equal to all unpaid amounts set forth in unfulfilled orders for Gift Cards and carriers (“Remaining Stock”) plus reasonable costs related to the warehousing and shipping of such Remaining Stock. Blackhawk will arrange for either the shipping of the Remaining Stock to Client at Client’s expense or the destruction of the Remaining Stock, as directed by Client. If Client requests audited and secure destruction of any remaining stock or materials, Blackhawk reserves the right to invoice the Client for the reasonable costs incurred.

02-02-12

SCHEDULE 3 – DATA PROCESSING SERVICE

Blackhawk will provide the following data processing and related services as well as those described in Appendix A (“Processing Services”) for Gift Cards in consideration of the Data Processing Service fees set forth in Appendix A of this Agreement.

1. For purposes of this Schedule, the following definitions apply:

(a)	“Blackhawk System” means the information technology/computer system managed or employed by Blackhawk to deliver the Processing Services.

(b)	“Network Interface” means the software or computer-based telecommunications interface(s) (including any and all programs, routines, subroutines, compilers, and diagnostics) between Client and Blackhawk that are necessary to enable transactions to be processed.

(c)	“Cardholder” mean the natural person in possession of a Gift Card.

2. Client and Blackhawk shall work together to establish and maintain the Network Interface. If either Party desires to modify any of the components necessary to operate the Network Interface, the requesting Party shall notify the other Party at least sixty (60) days in advance of the implementation of such modification and will consult with the other Party regarding the modifications and a design approach to be mutually agreed upon. If modifications are not mutually agreed, the non-requesting Party shall not be bound to adhere to them. Any modifications will be made in a manner reasonably designed not to adversely affect either Client’s or Blackhawk’s ability to provide the Processing Services.

Each party acknowledges that certain modifications may be required to the other party’s systems to comply with Applicable Law or to maintain the security and privacy of the Blackhawk System or other internal systems and/or customer facing systems, and that the affected party shall give as much notice as is reasonably practicable of its proposed modifications and the need for same.

Each Party shall designate a person to coordinate the necessary data transmissions for which the Party is responsible hereunder and to work cooperatively with the other Party on resolving technology issues that arise in performance under this Agreement.

Blackhawk will use its commercial best efforts to cause the Blackhawk System to be available for transaction processing services initiated by Client ninety-nine percent (99%) of the time during each calendar month.

02-02-12

APPENDIX A

U.S. Gift Card Processing Price Schedule

Blackhawk U.S. Processing Services

Program Implementation

Standard Implementation

•	Dedicated project management team

•	Gap analysis & remediation planning

•	Network Interfaces

•	Message Interface

•	IVR set-up

•	Customer Service line

•	Special CSR scripts

•	Test & certification

•	Integration testing

•	Test environment

Program Conversion

Available services:

•	Standard conversion – balances only

•	Full data conversion – Transaction history & balances

Transaction Processing Services

$0.035 for each of the following transaction types:

Transaction Processing set includes:

Issuance (card issuance for open value card)

Activations (activation of pre-denominated card)

Redemptions

Fuel Redemption

Reversals

Balance Inquiry

Voids

Split Tender

Reloads

Adjustments via Ops Consol

•	Settlement Adjustments, CSR Adjustments (courtesy credit), Account Adjustments

Mass DeValuation (w/o activation) Debit

Mass Valuation (w/o activation) Credit

IVR Redemption

Card Holder Refund

Batch Activation

$.015 per card

(Fee for Gift Cards activated via on-line Bulk activation method. Bulk Gift Card activation to happen within 24 hours. For Gift Cards activated at retail these can be activated at the Store level and have instant activation)

Customer Service (IVR and Live Agent Support)

Balance Inquiry:

Web Access	@ $0.0325
IVR Access	@ $0.25 per aggregate minute
CSR Access	@ $0.85 per aggregate minute (Note: Transfer from IVR)

Other Inquiry:

CSR Access	@ $0.85 per minute (Direct call or IVR transfer.)

02-02-12

Card & Carrier Production:

US Based Production:

Gift Card & Carrier Production: $0.18

Bulk Gift Card Production: $0.12

International Production:

Gift Card & Carrier: $0.18

*Includes Ocean freight to West Coast and SGS Service Fee

Gift Card Production: CR-80; 30 mil PVC with lamination, 4/1, front bleed.

Personalization: Low coercivity mag strip encoding, C128 Bar Code

Carrier Production: 12pt. C2S, 4” x 5.25” with a die cut 3-1/8” x 3/4”h, 4/4, bleed, UV coat one side, Affixing of Gift Card and Carrier

Applicable to total annual Gift Card production. As based on the standard BHN 4/1 color card & carrier design. Shipping and applicable sales taxes are not included in this schedule.

In the event that Blackhawk’s third party costs for card production increase more than 3% from previous production run costs, the parties agree to negotiate an equitable adjustment to the standard per card charge.

Warehousing and DSD

$0.035 per item

Blackhawk will retain the Gift Card inventory in its warehouse until it provides direct to store delivery (“DSD”) for the Gift Cards (note that Gift Cards may also be delivered to Client’s district offices or other Client designated location). Client shall make payment to Blackhawk for the DSD services at a rate of $0.035 per Gift Card, limited to standard ground shipping within the continental United States. Blackhawk will deliver an Advanced Shipping Notice (“ASN”), indicating the number of Gift Cards included in each shipment. If Client requests delivery of Gift Cards to Client’s warehouse(s) then Blackhawk and Client shall agree upon delivery charges.

Warehousing and Fulfillment – Bulk Cards Only

Blackhawk will provide fulfillment of bulk cards direct to Client warehouse (CPE/CPS), limited to standard ground shipping within the continental United States. Blackhawk will deliver an ASN indicating the number of Gift Cards in each shipment. Client will be responsible for all shipping fees and will be invoiced for the bulk cards upon receipt at its CPE/CPS warehouse.

Other Services

Reporting:

Standard Reporting Suite – Included

Activity Detail Report (Transaction Detail)

Daily Ledger Balance Report

Agent Control Summary Report

Settlement Greater Than Authorization Report

Adjustment Detail Report

Monthly Store & Transaction Summary

Dormancy Aging Report

Dormancy Aging Report by State

Mass Valuation and De-Valuation Summary Report

Mass Valuation - DeValuation Successful Detail Report

Mass Valuation - DeValuation Failed Detail Report

Transaction History by Gift Card

Program Historical Report

Approved Gift Card Activity Report

Custom Reports – $150 minimum per report with maximum of $500.

Escheatment Services: (Optional)

State/Territory Fund Transfers – As quoted

02-02-12

Signing/Incentive Bonus Seven Hundred Thousand Dollars (US$700,000) is payable by Blackhawk to Client after the later of (i) full implementation of the Services or (ii) thirty (30) days following execution of this Agreement.

02-02-12